Exhibit 5.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-178635 on Form F-10 of our reports dated March 7, 2011 relating to the consolidated financial statements of Brookfield Office Properties Inc., formerly Brookfield Properties Corporation, (the “Corporation”) and the effectiveness of the Corporation’s internal control over financial reporting incorporated by reference in the Corporation’s Annual Report on Form 40-F for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
January 3, 2012